Exhibit 99.1

Fifth Street Management LLC

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

July 13, 2015

Todd G. Owens

Chief Executive Officer

Fifth Street Finance Corp.

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

Re:         Base Management Fee Waiver

Dear Todd:

Reference is hereby made to the Second Amended and Restated Investment Advisory Agreement (the “Agreement”), dated May 2, 2011, by and between Fifth Street Finance Corp. (the “Company”) and us. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

For the period commencing on July 1, 2015 and ending on December 31, 2016 (the “Waiver Term”), we hereby agree to calculate the Base Management Fee as indicated below (“Amended Base Management Fee”) and waive such portion of the Base Management Fee that is in excess of the Amended Base Management Fee that we would otherwise be entitled to receive under the Agreement during the Waiver Term:

During the Waiver Term, the Amended Base Management Fee shall be calculated quarterly and shall be equal to:

(i)	the Company’s gross assets, including assets purchased with borrowed funds, but excluding any cash and cash equivalents, multiplied by

(ii)	0.25, multiplied by

(iii)	the sum of the following, expressed as a percentage:

(x) 2% multiplied by the Baseline NAV Percentage (as defined below); and

(y) 1% multiplied by the Incremental NAV Percentage (as defined below).

For these purposes, the following definitions shall apply:

“Baseline NAV Percentage” means the result, expressed as a percentage, of the Baseline NAV divided by the New NAV; provided, however, that the Baseline NAV Percentage shall equal one hundred (100) percent until an Equity Issuance; provided, further, that the Baseline NAV Percentage shall remain the same subsequent to its computation following an Equity Issuance until each additional Equity Issuance, which will then require the re-computation of the Baseline NAV Percentage thereafter.

“Baseline NAV” shall equal $1,407,774,000.

“cash and cash equivalents” will have the meaning ascribed to it from time to time in the notes to the financial statements that the Company files with the Securities and Exchange Commission.

“Equity Issuance” means any public or private offer and sale or issuance of shares of the Company’s common stock by the Company after the date of this Agreement (including shares of common stock issued as dividends or pursuant to the Company’s dividend reinvestment plan, but excluding shares of common stock issued in connection with non-ordinary course transactions as outlined below).

“Incremental NAV Percentage” shall equal zero (0) percent until an Equity Issuance and thereafter shall equal the result, expressed as a percentage, obtained by dividing the Incremental NAV by the New NAV; provided, however, that the Incremental NAV Percentage shall only be adjusted subsequent to each additional Equity Issuance thereafter.

“Incremental NAV” means, with respect to a given fiscal quarter, the New NAV minus the Baseline NAV.

“New NAV” means, with respect to a given fiscal quarter, the net asset value of the Company at the beginning of such fiscal quarter less Excluded Assets, if any.

Notwithstanding anything to the contrary contained herein, but subject to the overall impact of the matters set forth in the proviso to this paragraph, the Baseline NAV Percentage shall not increase and the Incremental NAV Percentage shall not decrease after any change thereto as a result of any computations required to be made in accordance with this Amended Base Management Fee, and shall remain at the most recently determined percentage immediately prior to any adjustment which would cause the Baseline NAV Percentage to increase or the Incremental NAV Percentage to decrease. This provision is intended to ensure that these percentages do not change in a manner which would result in an increase in the sum of the percentages calculated pursuant to paragraph (iii) from a prior calculation thereof; provided, however, that (i) the Amended Base Management Fee and the waiver described herein will not apply to any assets acquired by the Company through the issuance of shares of its common stock in non-ordinary course transactions, such as mergers or other types of business combination transactions, or the proceeds therefrom (e.g., fee, interest and other income received by the Company on such assets or funds received by the Company from sales and repayments on such assets as well as the reinvestment of such funds in additional assets) (“Excluded Assets”) and (ii) Excluded Assets will not be taken into account in calculating the New NAV, the Baseline NAV Percentage and/or the Incremental NAV Percentage.

[Signature page to follow]

Sincerely yours,

Fifth Street Management LLC

By: /s/ Leonard M. Tannenbaum

Name: Leonard M. Tannenbaum

Title: Chief Executive Officer